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                                                                    EXHIBIT 99.1

                     Rochester Medical Corporation Announces
              Fourth Quarter and Fiscal Year End Financial Results

     Rochester Medical Corporation (NASDAQ: ROCM) today announced financial results for its fourth quarter and fiscal year ended September 30, 1997.

     Net sales increased 19% to $2.1 million for the three months ended September 30, 1997, from $1.8 million for the comparable three months of the prior fiscal year. The increase was due to growth in sales of ROCHESTER MEDICAL-Registered Trademark- brand products and increased private label sales, including to the ConvaTec division of E.R. Squibb & Sons, Inc., a subsidiary of Bristol-Myers Squibb Company ("ConvaTec"). The net loss for the three months ended September 30, 1997, was $632,000 or ($0.15) per share, compared to a net loss of $469,000 or ($0.11) per share for the corresponding period of the prior fiscal year. The increase in net loss was due to incremental costs associated with marketing and selling activities for ROCHESTER MEDICAL brand products, including the expansion of the Company's direct sales organization.

     Net sales increased 37% to $7.6 million for the fiscal year ended
September 30, 1997, from $5.5 million for the prior fiscal year. The increase was primarily due to growth in sales of ROCHESTER MEDICAL brand products and increased sales to ConvaTec. The net loss for the fiscal year ended September 30, 1997 was $2.1 million or ($0.51) per share, compared to a net loss of $1.4 million or ($0.35) per share for the prior fiscal year. The increase in net loss was primarily due to incremental research and development costs associated with clinical studies for new products and additional expenses for increased marketing and selling activities for ROCHESTER MEDICAL brand products, including the expansion of the Company's direct sales organization.

     Rochester Medical Corporation develops, manufactures nad markets innovative urinary continence care products for urinary dysfunction management and urine drainage management.

     This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company's reports and documents filed from time to time with the Securities and Exchange Commission, including its Registration Statement on Form S-2 as filed with the Commission on September 29, 1997. Such statements are only predictions, and actual events or results may differ materially.

     For further information contact Brian J. Wierzbinski, Chief Financial Officer, of Rochester Medical Corporation, (507) 533-9600.

(Amounts in thousands, except per share amounts)

                                                                 THREE MONTHS
                                                                     ENDED               FISCAL YEARS ENDED
                                                                  SEPTEMBER 30,            SEPTEMBER 30,
                                                               -----------------       ---------------------
                                                                 1996     1997            1996        1997
                                                               -------   -------       --------     --------
SELECTED STATEMENTS OF OPERATIONS DATA:
    Net sales................................................   $1,787    $2,124        $ 5,540      $ 7,615
    Net loss.................................................     (469)     (632)        (1,360)      (2,099)
    Net loss per common share................................    (0.11)    (0.15)         (0.35)       (0.51)
    Weighted average number of common shares outstanding.....    4,107     4,134          3,867        4,132

                                                                                          AS OF SEPTEMBER 30,
                                                                                          -------------------
                                                                                            1996        1997
                                                                                          --------    -------
SELECTED BALANCE SHEET DATA:
    Cash, cash equivalents and marketable securities...................................   $17,408       $4,639
    Working capital....................................................................    18,861        7,081
    Total assets.......................................................................    23,888       18,613
    Long-term debt.....................................................................     3,321           --
    Accumulated deficit................................................................    (5,418)      (7,516)
    Total shareholders' equity.........................................................    19,231       17,181